Exhibit 10.22

TRADUCCIÓN PÚBLICA

[El documento es un original que consta de 11 páginas y talones adjuntos]

Cañuelas, December 1, 2016

[stamp:] MOLINO CAÑUELAS S.A.C.I.F.I.A. [illegible] RECEIVED

MOLINO CAÑUELAS S.A.

Kennedy N° 160, Cañuelas

Province of Buenos Aires

Argentine Republic

Re: Proposal for Partial Transfer of Stock-in-Trade — Purchase and Sale of Cereals (FAS), Purchase and Sale of Inputs, Logistical Services and Other Services.

Dear Sirs,

On behalf of COMPAÑÍA ARGENTINA DE GRANOS S.A. (hereinafter referred to as “CAGSA”), I, Carlos A. Navilli, D.N.I. [National ID Document No.] 12,657,137, am pleased to submit to MOLINO CAÑUELAS S.A.C.I.F.I.A. (hereinafter referred to as MC and, jointly with CAGSA, the “PARTIES”) the following proposal (hereinafter referred to as the “Proposal”) containing the terms and conditions for the partial transfer of stock-in-trade consisting of certain CAGSA business units, as well as the personnel required to operate them, including the commercial department and currently operational suppliers and clients.

Continuing our conversations, we would like to submit for your consideration this Proposal, which shall be effective for a term of fifteen (15) calendar days as of the date of its receipt by MC (hereinafter referred to as the “Acceptance Term”).

If this Proposal is not duly accepted by MC within the Acceptance Term, it shall automatically cease to be effective and valid. Therefore, this Proposal shall only be deemed accepted if MC transfers the amount of Twenty Million US Dollars (US$ 20,000,000) to CAGSA’s account in Santander Bank S.A., identified by Swift Code SVRNUS33, which shall be accepted as partial payment of the Stock-in-Trade as provided for in SECTION VI of this Proposal, using for this purpose the exchange rate of Fifteen Argentine Pesos and Ninety-Two Cents ($ 15.92) for each US Dollar.

Based on the above, MC wishes to submit for your consideration the following terms and conditions (hereinafter referred to as the “Terms and Conditions of the Proposal”), which shall become effective and shall be deemed, valid, binding, mandatory and for the benefit of both PARTIES if this Proposal is accepted by CAGSA.

Sincerely,

[illegible signature and stamp:] Compañía Argentina de Granos. Proxy.

Carlos A. Navilli

D.N.I. 12,657,137

Proxy

COMPAÑÍA ARGENTINA DE GRANOS S.A.

TERMS AND CONDITIONS OF THE PROPOSAL

SECTION I

PURPOSE

Section 1. Partial Transfer of Stock-in-Trade. Subject to the acceptance of this Proposal, CAGSA shall sell to MC and the latter shall accept and purchase the stock-in-trade composed of the following business units: 1) Purchase and Sale of Cereals FAS (hereinafter referred to as “Purchase and Sale of Cereals”); 2) Purchase and Sale of Inputs (hereinafter referred to as “Purchase and Sale of Inputs”); 3) Logistical Services for the marketing of cereals, oilseeds and inputs (hereinafter referred to as “Logistical Services”); and 5) Other Services (hereinafter referred to as “Other Services” and, jointly with the rest of the business units, “Stock-in-Trade”).

Section 1.2. Included Assets. Subject to the acceptance of this Proposal, CAGSA shall assign and transfer to MC:

1.2.1. the ownership of the real estate required to operate the Stock-in-Trade listed with copies of the deeds in ANNEX 1.2.1. of this Proposal (hereinafter referred to as the “Real Estate”);

The possession of the Real Estate shall become effective on the date of acceptance of this Proposal and the deed registration procedures must be performed within a term of one hundred and eighty (180) calendar days after the transfer of possession. The PARTIES may extend such term by mutual agreement, and MC shall bear all expenses required for such purpose. In the absence of a deed transferring ownership to CAGSA, the latter must report the assignment to whom it may concern so that the deeds may be issued directly in favor of MC;

1.2.2. the personnel, commercial and administrative structure of the Stock-in-Trade, a list of which has been attached hereto in ANNEX 1.2.2. of this Proposal. MC may select all or part of the personnel indicated in ANNEX 1.2.2. as well as a programmed and tiered transfer. Notices shall be provided as the personnel members are assigned, based on MC’s needs. For this purpose, MC shall have a term of six (6) months as of the acceptance of this Proposal to determine which personnel members it shall permanently contract;

1.2.3. currently operational clients and suppliers to operate the Stock-in-Trade (hereinafter, and jointly with the personnel, commercial and administrative structure indicated in 1.2.2 above, referred to as “Intangibles”) and guarantees to MC that it shall not compete in the markets related to the Stock-in-Trade for a term of five (5) years as of the acceptance of the Proposal (hereinafter referred to as the “Non-Compete Agreement”), which implies that CAGSA shall abstain from:

(a) possessing, managing, operating, controlling, either directly or indirectly, any economic activity that may compete with the Stock-in-Trade;

(b) attempting to persuade any client or supplier in any way to cease to do business with MC or to reduce the amount of business that clients or suppliers have usually done or planned to do with the Stock-in-Trade.

(c) doing or attempting to do business with any client or provide services to any client related to the activity performed for the Stock-in-Trade.

For this purpose, CAGSA shall provide to MC all the information available in the systems it uses to operate the Stock-in-Trade with respect to currently operational suppliers and clients.

Notwithstanding the Non-Compete Agreement entered into by CAGSA, the PARTIES agree that, as the transfer of the Stock-in-Trade does not imply the transfer of debit balances with clients and/or suppliers, CAGSA may conduct operations related to the transferred business units solely and exclusively for the purpose of facilitating the completion of operations initiated prior to the transfer of the Stock-in-Trade.

Section 1.3. Irrevocable Purchase Option: As the Real Estate may not be operated by MC until the administrative conditions are met for the transfer of authorizations and other formalities, CAGSA hereby grants to MC the irrevocable option to acquire the plant services business unit for the storage and packaging of cereals and oilseeds (hereinafter referred to as the “Plant Services”), which may be exercised by MC until sixty (60) days after the conditions are met for the Real Estate to be operated by the latter, including the transfer of all included intangibles (personnel, clients, suppliers, etc.). The agreed price for the purchase of the Plant Services business unit is Forty Million US Dollars (US$ 40,000,000) and until MC acquires the Plant Services business unit or, in the event that MC ultimately chooses not to exercise the granted purchase option, MC undertakes to rent out the Real Estate to CAGSA for reasonable terms so that it may continue operating the business unit.

SECTION II

USE OF TRADEMARKS, LEASE, SERVICE PROVISION, CONSIGNMENT AND STORAGE OPERATIONS

Section 2.1. Assignment of Free Use of Trademarks: CAGSA shall assign to MC free of charge, for a term of two (2) years as of the acceptance of the Proposal, the use of the trademarks and commercial logos used by CAGSA to operate the Stock-in-Trade (hereinafter referred to as the “Trademarks and Logos”), which are listed in Annex 2.1.

Section 2.2.1. Assignment of Use of Trademarks and Logo for Valuable Consideration: In addition, MC undertakes to pay an amount of Five Hundred Thousand US Dollars (US$ 500,000) per year for the use of the Trademarks and Logos for an additional term of three (3) years, unless it chooses to exercise the purchase option mentioned in clause 2.1.3.

Section 2.1.3. Option to Purchase Trademarks and Logos: CAGSA grants to MC an irrevocable option to purchase the Trademarks and Logos, the price of which is Twenty Million US Dollars (US$ 20,000,000). Such right must be exercised within two (2) years after the acceptance of the Proposal.

Section 2.2. Obligation to Rent Out Spaces for Storage and Warehousing: In order for MC to be able to operate the Stock-in-Trade while procedures are conducted for the assignment of the authorizations to operate the required warehouses and plants, CAGSA undertakes to rent out to it the spaces for warehousing and/or storage of cereals and fertilizers that may be required by MC. The rent price must be established according to market values for this type of operations.

Section 2.3. Storage Operations: The PARTIES hereby agree that the fertilizers and other inputs owned by CAGSA that remain in the warehouses and are transferred with the Stock-in-Trade shall be marketed by MC on behalf and to the order of CAGSA, for which purpose the PARTIES must enter into a sale in consignment agreement, regulating the most important commercial aspects.

Section 2.4. Warehousing Operations: The PARTIES hereby agree that the cereals and oilseeds owned by CAGSA (and/or third parties under CAGSA’s custody) that remain in the Real Estate and other real estate transferred with the Stock-in-Trade shall be kept in storage and CAGSA must remove them within 6 (six) months after the date of acceptance of this Proposal, for which purpose the PARTIES must enter into a warehousing agreement regulating the most important commercial aspects.

Section 2.5. Stock Control: For the purposes provided for in Sections 2.4 and 2.5 above, the PARTIES hereby agree that, within the first 48 (forty-eight) of the date of acceptance of this Proposal, the PARTIES shall perform a stock control in order to determine the amount and quality of cereals and oilseeds that may remain stored in the Real Estate and other real estate and that is transferred with the Stock-in-Trade, as well as the amount of fertilizer and other inputs that may remained stored, which MC shall begin to operate.

SECTION III

ASSUMED CONTRACTS

Section 3.1. Transfer of Assumed Contracts: As of the date of acceptance of this Proposal, MC shall assume CAGSA’s contractual position in each of the contracts listed in ANNEX 3.1. (the “Assumed Contracts”), for which purpose the counterparties of each of such contracts shall be notified according to the notification model provided in ANNEX 3.1.A.

Section 3.2. Effects of Transfer of Assumed Contracts: As of the date of acceptance of this Proposal, MC shall be solely responsible for compliance with all the obligations under the Assumed Contracts that are enforceable as of the date of acceptance of this Proposal and it shall exclusively bear al costs, expenses, fees, charges, taxes, penalties and any other expenses in relation to the Assumed Contracts that may be payable as of the date of acceptance of this Proposal.

Section 3.3. CAGSA Indemnity: MC undertakes to hold CAGSA harmless from and against any claim that may be made as of the date of acceptance of this Proposal (whether by counterparties of the Assumed Contracts or by third parties in relation to the Assumed Contracts), provided that the cause of the claim occurs after the date of acceptance of this proposal.

Section 3.4. Inclusion of New Assumed Contracts: The Parties agree that new Assumed Contracts may be included within a term of six (6) months as of the date of acceptance of this Proposal, provided that they refer to operations related to the Stock-in-Trade and that they cannot be transferred as of the date of acceptance of this Proposal for reasons beyond the PARTIES’ control, such as pending authorizations, registrations, etc.

SECTION IV

PROCEDURES FOLLOWING ACCEPTANCE

4.1. Procedures to Be Performed Following Acceptance of the Proposal: Once this Proposal is accepted, the PARTIES shall perform the following procedures:

(i) MC shall pay to CAGSA the price as established in SECTION VII of these Terms and Conditions of the Proposal.

(ii) If any amendments are made, the annexes supplementing this Proposal shall be updated.

(iii) CAGSA shall report the transfer of the contractual position to the counterparties to the Assumed Contracts so that they may proceed to accept the occurred assignment with the notification model provided under ANNEX 3.1.A.

(iv) CAGSA shall report to the clients and suppliers deemed necessary by both PARTIES the partial transfer of the Stock-in-Trade so that MC may continue the business relationships with them.

(v) CAGSA and MC shall inform the personnel corresponding to the Stock-in-Trade (and that was selected) of the transfer of their employment contracts to MC by a notice containing at least the information contained in the notice model provided in ANNEX 4.1. (v).

(vi) CAGSA shall issue the deeds transferring ownership of the Real Estate to MC.

(vii) CAGSA and MC must enter into the contracts for the lease of assets, storage or consignment mentioned in SECTION II of this Proposal.

(viii) The PARTIES shall provide each other with the cooperation and information reasonably required with respect to the procedures, permits and presentations to be made with any agency in relation to the continued operation of the Stock-in-Trade by MC.

SECTION V

RIGHTS AND OBLIGATIONS ACCRUED PRIOR TO THE DATE OF ACCEPTANCE OF THIS PROPOSAL

5.1. Rights and Obligations Accrued prior to the Date of Acceptance of this Proposal: The rights and obligations accrued prior to the date of acceptance of this Proposal with clients and suppliers of the Stock-in-Trade shall remain the rights and obligations of CAGSA, which must seek the means necessary to fully comply with them, holding MC harmless from and against any claim that may be filed against it in relation to them.

5.2. Rights and Obligations Accrued after the date of Acceptance of this Proposal: The rights and obligations accrued after the date of acceptance of this Proposal with clients and suppliers of the Stock-in-Trade shall be assumed by MC, which must seek the means necessary to fully comply with them, and shall hold CAGSA harmless from and against any claim that may be made against it in relation to them. If invoices or equivalent documents for utilities (electricity, gas, etc.) are issued to CAGSA as a result of the failure to complete the transfer as service recipients in the respective agencies, the latter shall proceed to send them to MC so that it may pay them, and the PARTIES may agree on the procedure deemed most convenient for such purpose.

5.3. Labor Obligations. The PARTIES hereby agree that CAGSA shall pay the labor obligations accrued and payable as of the date of acceptance of this Proposal, while MC shall pay all labor obligations payable after the date of acceptance of this Proposal, including those accruing prior to such date, but payable on a later date (such as the SAC [supplementary annual wage] and vacations not taken).

SECTION VI

PURCHASE PRICE

6.1. Established Price: The PARTIES hereby agree that the price of the Stock-in-Trade shall be Three Hundred and Ninety Million US Dollars (US$ 390,000,000), including VAT (hereinafter referred to as the “Stock-in-Trade Price”), as indicated below:

1) Plants: Sixty-Four Million US Dollars (US$ 64,000,000), including VAT;

2) Intangibles and the Non-Compete Agreement: Three Hundred and Twenty-Six Million US Dollars (US$ 326,000,000), and the PARTIES shall determine, with the professionals deemed necessary, the amount for each one of such items, for all relevant purposes.

6.2. Payment of the Stock-in-Trade Price: MC shall owe the Stock-in-Trade Price by one of the mechanisms legally in force prior to the date 03/31/2017.

SECTION VII

PARTIES’ REPRESENTATIONS AND WARRANTIES

7.1.: Representations and Warranties with respect to CAGSA. CAGSA hereby represents and warrants to MC with respect to itself that, as of the date of this Proposal:

7.1.1. It has the right and full legal authority to execute and complete the operations provided for in this Proposal.

7.1.2. If accepted, this Proposal shall constitute a valid and binding obligation, enforceable under its terms and conditions.

7.1.3. It is not subject to any legal, judicial or contractual restrictions with respect to the transfer of the Stock-in-Trade, or with respect to its components, nor is it subject to any pending legal proceedings, summary proceedings, legal actions or legal procedures restricting or prohibiting the completion of the operation provided for in this Proposal.

7.1.4. It is free of any encumbrance, injunction, seizure order, court order and/or any claim or any other action preventing it from freely disposing of the Stock-in-Trade or any of its components.

7.1.5. CAGSA is the lawful and legal owner of each of the assets of the Stock-in-Trade transferred to MC under this Proposal.

Section 7.2. MC’s Representations with respect to the Stock-in-Trade. MC hereby represents with respect to the Stock-in-Trade that:

7.2.1. It has verified that there are no liabilities, debts, obligations or claims of any nature, whether of a commercial nature or in relation to labor, taxes, social security or the environment with respect to the operation of the Stock-in-Trade.

7.2.2. It has verified that there are no claims against CAGSA due to non-compliance with tax or social security obligations, nor are there any ongoing tax or social security inspections with respect to the Stock-in-Trade.

7.2.3. It has confirmed that CAGSA has complied, with respect to the employees it must transfer as a result of this Proposal, with all legal labor requirements, including those in relation to employment, equal opportunity, anti-discrimination, immigration, wages, work schedules, benefits, collective labor agreements, payment of social security charges and similar payments, occupational safety and health.

7.2.4. It has confirmed that no notices have been provided and CAGSA is not aware of any actions, legal proceedings or procedures filed by any person, or any pending arbitration or administrative proceedings or any other kind of procedures against CAGSA and in relation to the Stock-in-Trade.

SECTION VIII

SUPERVENING LIABILITIES

Section 8.1. Liabilities Caused after the Operation. MC has conducted the required audits, on the basis of which it has determined that there are no hidden or contingent liabilities that may directly affect the Stock-in-Trade subject to the operations and, therefore, shall be fully responsible for any supervening liabilities that may arise, except for liabilities that could not have been reasonably detected under the audits conducted.

Section 8.2. Obligation to Indemnify. Furthermore, MC undertakes to pay, indemnify and hold CAGSA harmless (as well as its related companies, shareholders, directors, officials, agents and employees) from and against any claim, loss, legal proceedings, costs, damages, expenses, injuries, loss of profit, court costs, legal expenses and/or other obligations of any nature to be paid, due to any cause, as a result of liabilities occurring after the transfer of the Stock-in-Trade.

Section 8.3. Notice of Claim. By virtue of the obligation to indemnify established in the foregoing clause, should CAGSA (or its related companies, shareholders, directors, officials, agents and/or employees) consider that it has suffered or incurred a loss for which it is entitled to collect compensation under such section, it must immediately notify MC of such loss and provide any information available at that time. Should CAGSA fail to provide the notice required hereunder, such circumstance shall not affect its rights under this section in any way, except if such failure to provide notice is detrimental to the rights and actions to be taken by MC.

SECTION IX

GENERAL PROVISIONS

Section 9.1. Amendments. Once this Proposal is accepted, it may be amended only by mutual agreement of the Parties, in writing.

Section 9.2. Communications and Notices. All communications and notices to be provided by the PARTIES for the purposes of this Proposal shall be sent in writing to the following registered addresses:

TO CAGSA:

Registered Address: Gobernador Guzmán N° 1253. Ciudad de Río Cuarto, Provincia de Córdoba, Argentina.

TO MC:

Registered Address: Kennedy N° 160. Ciudad de Cañuelas, Provincia de Buenos Aires, Argentina.

Either of the PARTIES may, at any time, indicate another registered address at which to receive notices, by a notice sent to the other Party as indicated above.

Section 9.3. Assignment. Once this Proposal is accepted, the assumed rights and obligations shall be binding upon the PARTIES and their legal successors and/or assigns.

Section 9.4. Invalidity of Partial Nullity. Total or partial invalidity or nullity of any clause, section or article of this Proposal shall not affect the validity of any other clause, section or article hereof.

Section 9.5. Expenses. Each Party shall bear the respective expenses incurred by them for the preparation, execution and performance of this Proposal, including, but not limited to, all fees and expenses to be paid to legal advisors, accountants and other agents and representatives. Furthermore, each of the Parties must pay the Taxes applicable in relation to the execution and performance of this Proposal.

Section 9.6. Entire Contract. This Proposal, including its Annexes, constitutes the entire agreement and understanding between its PARTIES with regard to its purpose.

Section 9.7. Delays or Omissions. No delay or omission in exercising a right, power or recourse by MC with respect to any non-compliance or breach of any clause of this Proposal shall affect any right, power or recourse, nor shall such delay or omission be interpreted as constituting a waiver of the non-compliance or breach or acceptance in that respect, or with regard to any subsequently-occurring similar non-compliance or breach; nor shall any waiver of a single non-compliance or breach be deemed a waiver of a previously or subsequently-occurring non-compliance or breach, unless otherwise indicated. Furthermore, any waiver, authorization, consent or approval of any kind or nature by either of the PARTIES with respect to any non-compliance or breach by virtue of this Proposal must be provided in writing.

Section 9.8. Applicable Law. Jurisdiction. This Proposal, its validity, interpretation and compliance or non-compliance herewith shall be governed by the law of the Argentine Republic. The Parties hereby submit to the jurisdiction of the Court of General Arbitration of the Buenos Aires Stock Exchange, with registered address at Sarmiento 299, Piso 1, city of Buenos Aires, in the event of any disputes, discrepancies or differences arising from or in relation to this Proposal, pursuant to applicable regulations for legal arbitration, of which the parties are aware and which they hereby accept. The arbitration shall take place in the city of Buenos Aires and the award shall be dated and signed in the city of Buenos Aires. The issued award shall be unappealable, mandatory and enforceable by the competent ordinary courts of the city of Buenos Aires, pursuant to the provisions of the National Civil and Commercial Code. In particular, the PARTIES waive their right to challenge the arbitration award, including, but not limited to, the filing of appeals and motions to vacate. Court costs shall be paid by the PARTIES as determined by the arbitration award. For all matters that cannot be submitted to arbitration, due to their nature, the PARTIES hereby agree to submit to the jurisdiction of the competent national ordinary courts located in the city of Buenos Aires, Argentine Republic, and expressly waive any other jurisdiction that may apply.

[There is an illegible signature and stamp on the bottom margin of pages 3, 5, 7, 9, 11 of the original document:] Compañía Argentina de Granos. Proxy.

I DO HEREBY CERTIFY THAT THE FOREGOING IS, TO THE BEST OF MY KNOWLEDGE, A TRUE AND ACCURATE TRANSLATION INTO ENGLISH (10 PAGES) OF THE DOCUMENT WRITTEN IN SPANISH ATTACHED HERETO AND TO WHICH I REFER. IN WITNESS THEREOF I SIGN AND SEAL THIS DOCUMENT IN THE CITY OF BUENOS AIRES, ARGENTINA, ON THE 2th DAY OF THE MONTH OF MAY OF 2017.

POR EL PRESENTE CERTIFICO Y DOY FE QUE LA QUE ANTECEDE ES A MI MEJOR SABER Y ENTENDER, UNA TRADUCCIÓN FIEL AL INGLÉS (10 PÁGINAS) DEL DOCUMENTO ADJUNTO REDACTADO EN ESPAÑOL, QUE HE TENIDO A LA VISTA Y AL CUAL ME REMITO. Y PARA QUE CONSTE, FIRMO Y SELLO EN LA CIUDAD AUTÓNOMA DE BUENOS AIRES, ARGENTINA, A LOS 2 DÍAS DEL MES DE MAYO DE 2017.